Exhibit 10.1

February 28, 2006

William S. Chadwick, Jr. Executive Vice President - Chief Operating Officer ENSCO International Incorporated 500 N. Akard Street, Suite 4300 Dallas, TX 75201

Dear Bill:

I am pleased to advise that the Nominating, Governance and Compensation Committee and Board of Directors have today authorized the Company to extend general and change in control ("CIC") severance compensation protection to you.

Upon your acceptance of this letter, you will be entitled to a severance payment of 2 times your most recent base salary and target bonus in the event of your involuntary termination by ENSCO other than by reason of gross negligence, malfeasance, breach of fiduciary duty, or like cause ("for cause"). In the event of an actual or constructive termination other than "for cause" within 2 years following a CIC, you would be entitled to 3 times your most recent base salary and target bonus, as well as full vesting of outstanding equity (restricted stock and options).

The general and CIC severance protection will have an initial applicability of 4 years following your appointment as Executive Vice President - Chief Operating Officer which was effective January 1, 2006, with annual 1-year extensions unless terminated in writing by ENSCO at least 1-year prior to the scheduled expiration.

We look forward to your acceptance.

Very truly yours,
/s/ Carl F. Thorne
Carl F. Thorne
Chairman and Chief Executive Officer

Accepted and agreed this 1st day of March, 2006

/s/ William S. Chadwick, Jr.
William S. Chadwick, Jr.
Executive Vice President - Chief Operating Officer